EXHIBIT 3.1(1)

CERTIFICATE OF AMENDMENT

of

RESTATED CERTIFICATE OF INCORPORATION

of

EOG RESOURCES, INC.

EOG Resources, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), does hereby certify that:

The amendment to the Company's Restated Certificate of Incorporation set forth in the following resolution approved by the Company's Board of Directors and stockholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

"NOW, THEREFORE, BE IT RESOLVED, that the Restated Certificate of Incorporation be amended by deleting Paragraph A. of Article Fourth thereof in its entirety and substituting the following in its entirety therefore:

"FOURTH: A. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Six Hundred Fifty Million (650,000,000) shares, consisting of Six Hundred Forty Million (640,000,000) shares of common stock, par value $.01 per share (hereinafter referred to as "Common Stock") and Ten Million (10,000,000) shares of preferred stock, par value $.01 per share (hereinafter referred to as "Preferred Stock")."

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer as of this 3rd day of May, 2005.

EOG RESOURCES, INC.

By: /s/ PATRICIA L. EDWARDS
Name: Patricia L. Edwards
Title: Vice President, Human Resources,
 Administration & Corporate Secretary